EXHIBIT 99.1

Contact:          (media)                    amills@gtinteractive.com
                  Allyne Mills               dharnett@gtinteractive.com
                  Dan Harnett                dberrie@gtinteractive.com
                  212/726-4202
                  (investors)
                  Dawn Berrie
                  212/726-4235

                                                           FOR IMMEDIATE RELEASE

                 GT INTERACTIVE ACQUIRES THE WIZARDWORKS GROUP,
                          A LEADING SOFTWARE PUBLISHER

NEW YORK, NY, June 25, 1996 -- Further expanding its overall software publishing business as well as its presence in the value-priced software segment, GT Interactive Software Corp. (NASDAQ: GTIS) has acquired The WizardWorks Group, Inc., a leading publisher of value-priced interactive entertainment, edutainment and productivity software, in a pooling of interests transaction. Further financial details were not disclosed.

"Our acquisition of The WizardWorks Group is a strategic step in achieving our ongoing goal to become a leader in software publishing as well as all industry segments in which we participate, including the increasingly important value-priced category," said Ron Chaimowitz, president and chief executive officer. "On a pro forma basis, for 1995 combined GT Interactive and WizardWorks software sales position us as the number one value-priced software publisher. Our objective is to maintain this position going forward and we believe, with WizardWorks' reputation for publishing high quality, yet affordable titles as well as its outstanding relationships with retail, our goal is achievable."


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The Minneapolis-based  WizardWorks Group is a top-ten publisher of award-winning value-priced entertainment, edutainment and productivity software under the WizardWorks, CompuWorks and MacSoft brands. Among the company's best-selling titles are F!ZONE, an add-on for Microsoft Fury 3 and W!ZONE for Blizzard's Warcraft II; COMPUWORKS PUBLISHER 2, a desk-top publishing program; and MAC ARCADE PACK, a compilation of arcade games for the Macintosh.

"We are pleased to become part of GT Interactive to form what we believe will be a powerful union," said Robert Armstrong, president of The WizardWorks Group. "With GT Interactive's distribution and marketing strength, our ability to publish affordable, innovative software and the synergies that exist between our product and property lineups, together we have the potential to create an even stronger industry force."

Headquartered in New York, with offices in San Francisco and London, GT Interactive is a leading global publisher of interactive entertainment, edutainment and reference software for IBM-compatible and Macintosh computers as well as 32- and 64-bit gaming systems. Among the company's best-selling titles are DOOM II and MORTAL KOMBAT 3. Located at www.gtinteractive.com on the World Wide Web, GT Interactive is publicly traded on the NASDAQ National market under the symbol GTIS.

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